Exhibit 99.1

                Albany International Announces Discontinuation of
                       Manufacturing Capacity in Australia

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      Albany, New York, June 28, 2009 - Albany International Pty Ltd., an
affiliate of Albany International Corp. (NYSE:AIN), announced today its plan to discontinue manufacturing at its operations in Gosford, New South Wales, Australia, and transfer production to Albany International's St. Stephen, South Carolina, manufacturing facility.

      These actions are part of an ongoing, company-wide effort to streamline operations, driven by existing and anticipated market conditions, and in no way reflect on the performance of the 61 affected employees, who will be offered severance and outplacement assistance.

      The transfer of production will be supervised by technical and manufacturing personnel from Gosford and St. Stephen to ensure continuity of customer supply and is expected to be completed by June 2010.

      Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors.

      Additional information about the Company and its businesses and products is available at www.albint.com.

Contacts:

Investors:

John Cozzolino

Vice President-Corp. Treasurer & Strategic Planning

518-445-2281

john.cozzolino@albint.com

Media:

Susan Siegel

Director of Corporate Communications

518-445-2284

susan.siegel@albint.com